Exhibit 3.2

CERTIFICATE OF ELIMINATION OF
SERIES A PREFERRED STOCK OF
FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Faraday Future Intelligent Electric Inc. (the “Company”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

First: That, pursuant to Section 151 of the DGCL and the authority granted in the Third Amended and Restated Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock designated Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on December 21, 2023, filed a Certificate of Designation with respect to the Series A Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Certificate of Designation”).

SECOND: That no shares of said Series A Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

THIRD: That the Board of Directors of the Company has adopted the following resolutions:

Whereas, by resolution of the Board of Directors of the Company and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on December 21, 2023, the Company authorized the issuance of a series of preferred stock designated Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof;

Whereas, on February 5, 2024, the single authorized share of Series A Preferred Stock was redeemed by the Company pursuant to the Certificate of Designation;

Whereas, as of the date hereof, no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock will be issued subject to said Certificate of Designation; and

Whereas, it is desirable that all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be eliminated from the Third Amended and Restated Certificate of Incorporation, as heretofore amended, of the Company (the “Certificate of Incorporation”).

Now, therefore, be it Resolved, that as of the date hereof, no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock will be issued subject to said Certificate of Designation;

Resolved Further, that all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be eliminated from the Certificate of Incorporation; and

Resolved Further, that the officers of the Company be, and each of them hereby is, authorized and directed to file a certificate of elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock shall be eliminated from the Certificate of Incorporation.

Fourth: Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series A Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the share that was designated to such series is hereby returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series.

In Witness Whereof, Faraday Future Intelligent Electric Inc. has caused this Certificate of Elimination to be executed by its duly authorized officer on this 5th day of February, 2024.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:	/s/ Jonathan Maroko
Jonathan Maroko
Interim Chief Financial Officer